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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-94488, 33-94490, 33-94492 and 33-94494) pertaining to the
Amended and Restated 1993 Stock Option Plan, the 1994 Executive Stock Option Plan, the 1995 Director Stock Option Plan and the 1995 Employee Stock Purchase Plan of Open Environment Corporation of our report dated March 27, 1996, except as to the fourth paragraph of Note 1, as to which the date is October 4, 1996, with respect to the consolidated financial statements and schedule of Open Environment Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 1995 as amended in this Form 10-K/A.


                                                /s/ Ernst & Young LLP

Boston, Massachusetts

October 7, 1996